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                                                                    EXHIBIT 4.31

                             STOCK TRADING AGREEMENT

     This Stock Trading Agreement, dated as of April 23, 2003 (as it may be amended from time to time, this "AGREEMENT"), is made by Electric City Corp., a Delaware corporation, and Richard Kiphart ("Kiphart").

                              W I T N E S S E T H:

     WHEREAS, Kiphart and the Company are parties to that certain Securities Purchase Agreement, dated as of April 23, 2003 (as it may be amended from time to time, the "KIPHART SECURITIES PURCHASE AGREEMENT"), whereby the Company has agreed to sell and Kiphart has agreed to purchase shares of the Company's Common Stock (as herein defined) together with warrants to purchase additional shares of Common Stock; and

     WHEREAS, it is a condition precedent to the obligation of the Company to issue and sell, and the obligation of Kiphart to purchase, such shares of Common Stock and such warrants that the Parties hereto enter into this Agreement;

     NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

     1.1 DEFINED TERMS. The following additional terms when used in this Agreement, including its preamble and recitals, shall, except where the context otherwise requires, have the following meanings, such meanings to be equally applicable to the singular and plural forms thereof:

          "AFFILIATE" means, as applied to any Person, any other Person controlling, controlled by or under common control with such Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as applied to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of any such other Person, whether through the ownership of voting securities or by contract or otherwise. With respect to individuals, the term Affiliate shall also include such individuals' parents, spouse, children or grandchildren.

          "AGREEMENT" shall have the meaning set forth in the preamble hereof.

          "AVERAGE DAILY TRADING VOLUME" with respect to any trading day, means the average daily trading volume of the Common Stock as reported on the American Stock Exchange (or, if not traded on the American Stock Exchange, any national securities exchange or automated quotation services on which the Common Stock is then listed for

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     trading) for the twenty (20) consecutive trading days ending on the date immediately prior to such trading day.

          "BLOCK SALE" means a sale of at least 10,000 shares of Subject Common Stock.

          "CLOSING DATE" means the date of closing under the Kiphart Securities Purchase Agreement and issuance to Kiphart of the shares of Common Stock and Kiphart Warrant as contemplated thereby.

          "CLOSING PRICE" means the closing price of the Common Stock as reported on the American Stock Exchange (or, if not traded on the American Stock Exchange, any national securities exchange or automated quotation services on which the Common Stock is then listed for trading).

          "COMMON STOCK" means and includes the Company's authorized common stock, par value $0.0001 per share.

          "COMPANY" shall have the meaning set forth in the preamble hereof.

          "KIPHART SECURITIES PURCHASE AGREEMENT" shall have the meaning set forth in the first WHEREAS clause hereof.

          "KIPHART WARRANT" means the Warrant Certificate to Purchase Shares of Common Stock dated April 23, 2003 and denominated as Warrant No. 41 issued by the Company to Kiphart pursuant to closing under the Kiphart Securities Purchase Agreement and exercisable for up to 125,974 shares of Common Stock (subject to adjustment as provided therein).

          "PARTIES" means all of the parties that are signatories to this Agreement.

          "PERSON" means and includes an individual, a corporation, a limited liability company, an association, a partnership, a trust or estate, a government or any department or agency thereof.

          "SUBJECT COMMON STOCK" means and includes all shares of Common Stock which Kiphart acquires pursuant to the Kiphart Securities Purchase Agreement or the Kiphart Warrant.

                                   ARTICLE II
                              TRADING RESTRICTIONS

     2.1 AGREEMENT FOR BENEFIT OF COMPANY. Kiphart hereby agrees that its obligations under this Agreement are for the benefit of the Company and further agrees that the Company shall be entitled to enforce Kiphart's obligations under this Agreement.

     2.2 PUBLIC SALES. Kiphart shall be subject to the following trading restrictions from time to time concerning his holdings of Subject Common Stock:

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          (a)  During the term of this Agreement and at any time the Closing
     Price on the then prior trading day is at least $1.00 per share but less than $2.00 per share, Kiphart may sell any of his Subject Common Stock into the public market, subject to the following conditions:

               (i) the number of shares of Subject Common Stock sold by Kiphart on any trading day may not exceed twenty percent (20%) of the Average Daily Trading Volume;

               (ii) the number of shares of Subject Common Stock sold by Kiphart into the public market in any three-month period may not exceed twenty percent (20%) of Kiphart's total holdings of Subject Common Stock, calculated assuming the exercise of all rights, options and warrants to purchase Subject Common Stock or securities convertible or exchangeable for shares of Subject Common Stock, and the conversion or exchange of all securities convertible or exchangeable for Subject Common Stock held as of the date of this Agreement (as adjusted for stock splits, stock combinations and the like); and

               (iii) Block Sales must be executed at a minimum price per share of ninety percent (90%) of the ask price as reported on the American Stock Exchange (or, if not traded on the American Stock Exchange, any national securities exchange or automated quotation services on which the Common Stock is then listed for trading).

          (b) During the term of this Agreement and at any time the Closing Price on the then prior trading day is less than $1.00 per share, Kiphart may sell any of his Subject Common Stock into the public market, subject to the following conditions:

               (i) the number of shares of Subject Common Stock sold by Kiphart on any trading day may not exceed twenty percent (20%) of the Average Daily Trading Volume; and

               (ii) Block Sales must be executed at a minimum price per share of ninety percent (90%) of the ask price as reported on the American Stock Exchange (or, if not traded on the American Stock Exchange, any national securities exchange or automated quotation services on which the Common Stock is then listed for trading).

          (c) Effective with the Closing Date and during the term of this Agreement, Kiphart agrees that he will not engage, either directly or indirectly, in short sales of the Subject Common Stock and represents and warrants that he has not engaged, either directly or indirectly, in short sales of the Subject Common Stock at any time prior to the Closing Date. Notwithstanding anything contained herein to the contrary, Kiphart shall have the right to create and maintain a short position in the Company's Common Stock so long as the amount of the short position does not exceed the number of shares of Subject Common Stock obtainable upon exercise of the Kiphart Warrant and the Kiphart Warrant is then held by Kiphart.

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     2.3  TRANSFER TO AFFILIATES. Notwithstanding anything in this Agreement to the contrary, Kiphart may freely sell or otherwise transfer any Subject Common Stock (or securities exercisable or exchangeable for or convertible into shares of Subject Common Stock) which he owns to his Affiliates without such sale or transfer being in violation of the terms of this Agreement; PROVIDED, HOWEVER, that concurrently with any such transfer any such Affiliate shall become a party to this Agreement and its ownership and sales of shares of Subject Common Stock (or other securities exercisable or exchangeable for or convertible into shares of Subject Common Stock) shall be aggregated with Kiphart's for purposes of
SECTION 2.2.

     2.4 TERM OF TRADING AGREEMENT. The term of this Agreement shall commence on the Closing Date and terminate on the earlier of September 7, 2004 or the date that the Company's Common Stock is no longer listed on any national securities exchange or automated quotation services.

                                   ARTICLE III
                               GENERAL PROVISIONS

     3.1       LEGEND ON SHARE CERTIFICATES.

          (a) All shares of Subject Common Stock that are subject to the terms and provisions of ARTICLE II, in addition to such other legends as may be required by law and any other legend required by any agreement or document executed in connection with the closing under the Kiphart Securities Purchase Agreement, shall bear the following legend:

          THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN REQUIREMENTS AS TO TRADING CONTAINED IN THE STOCK TRADING AGREEMENT, DATED AS OF APRIL 23, 2003, BETWEEN THE COMPANY AND THE HOLDER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.

          (b) Upon the termination of this Agreement or for sales in conformance with the provisions of this Trading Agreement, Kiphart (or the applicable purchaser) shall be entitled to receive, in exchange for any security bearing the legend regarding this Agreement specifically set forth in SECTION 3.1(a), a security without such legend.

                                   ARTICLE IV
                                  MISCELLANEOUS

     4.1 INJUNCTIVE RELIEF. It is acknowledged that it is impossible to measure in money the damages that would be suffered if Kiphart fails to comply with the obligations imposed on him by this Agreement and that, in the event of any such failure, the Company would be irreparably damaged and would not have an adequate remedy at law. The Company shall, therefore, be entitled to injunctive relief and/or specific performance to enforce such obligations of Kiphart, and if any action should be brought in equity to enforce any of such provisions of this Agreement, Kiphart shall not raise the defense that there is an adequate remedy at law.

     4.2 GOVERNING LAW. Except as to matters governed by the General Corporation Law

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of the State of Delaware and decisions thereunder of the Delaware courts applicable to Delaware corporations, which shall be governed by such laws and decisions, this Agreement shall be construed and enforced in accordance with, and the rights of the Parties shall be governed by, the laws of the State of Illinois.

     4.3 ENTIRE AGREEMENT; WAIVER. This Agreement contains the entire agreement among the Parties hereto with respect to the subject matter hereof. No waiver of any term or provision shall be effective unless in writing signed by the Party to be charged in accordance herewith.

     4.4 BINDING EFFECT. This Agreement shall be binding on and inure to the benefit of the Parties and, subject to the terms and provisions hereof, their respective legal representatives, successors and assigns.

     4.5 INVALIDITY OF PROVISION. The invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision, in any other jurisdiction.

     4.6 COUNTERPARTS. This Agreement may be executed in two or more counterparts, all of which shall be deemed but one and the same instrument and each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart for each of the parties hereto. Delivery by facsimile by any of the Parties hereto of an executed counterpart of this Agreement shall be effective as an original executed counterpart hereof and shall be deemed a representation that an original executed counterpart hereof will be delivered.

     4.7 NOTICES. All notices, consents and other communications under this Agreement shall be in writing and shall be deemed to have been duly given when
(a) delivered by hand, (b) sent by facsimile (with receipt confirmed), provided that a copy is mailed by certified mail, return receipt requested, or (c) when received by the addressee, if sent by Express Mail, Federal Express or other reputable express delivery service (receipt requested), in each case to the appropriate address and facsimile number set forth below (or to such other address and facsimile number as a Party may designate as to itself by notice to the other Party):

     (i)  If to the Company:     1280 Landmeier Road
                                 Elk Grove Village, IL 60007-2410
                                 Fax No. 847-437-4969
                                 Attention: Treasurer

     (ii) If to Kiphart: at the address set forth in the Kiphart Securities Purchase Agreement.

     4.8 HEADINGS. The descriptive headings of the several paragraphs of this Agreement are inserted for convenience only and do not constitute part of this Agreement.

[Balance of page intentionally left blank; signature page follows.]

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     IN WITNESS WHEREOF, the Parties hereto have executed this Stock Trading
Agreement as of the day and year first above written.


ELECTRIC CITY CORP.

By:   /s/ John Mitola                       By:  /s/ Richard Kiphart
    ------------------------------              -----------------------------
Name:  John Mitola                                 Richard Kiphart
Title: Chief Executive Officer

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